Exhibit 99.1

Contact:          David Amy, EVP & CFO, Sinclair

Lucy Rutishauser, VP & Treasurer, Sinclair

(410) 568-1500

SINCLAIR BROADCAST GROUP ANNOUNCES AGREEMENT TO PURCHASE CERTAIN TTBG STATIONS

BALTIMORE (June 4, 2013) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (the “Company” or “Sinclair”) announced that it has entered into a definitive agreement to purchase the stock and broadcast assets of four television stations owned by TTBG LLC (“TTBG”) for an aggregate purchase price of $115.35 million.  Sinclair also will assume TTBG agreements to provide sales and other services to two other stations.  The TTBG stations are located in three markets and reach 1.0% of U.S. TV households.  Completion of the transaction is subject to the satisfaction of customary closing conditions, including approval by the Federal Communications Commission (“FCC”) and antitrust clearance, if required.  The Company anticipates that the transaction will close and fund late in the third quarter /early in the fourth quarter of 2013, subject to the satisfaction of the closing conditions.  The Company expects to fund the purchase price at closing, less the $11.5 million escrow deposit made at signing, through cash on hand and/or a previously committed delayed draw term loan A under Sinclair’s recently amended bank credit facility.

Upon completion of the transaction, Sinclair will continue to provide the sales and other services to KXVO in Omaha, NE and KMEG in Sioux City, IA that TTBG has historically provided.

The TTBG stations to be owned and operated, programmed or to which sales services will be provided are:

Station	Affil.	Market	DMA
KMPH	FOX	Fresno/Visalia, CA	55
KFRE	CW	Fresno/Visalia, CA	55
KPTM	FOX	Omaha, NE	75
KXVO	CW	Omaha, NE	75
KMEG	CBS	Sioux City, IA	147
KPTH	FOX	Sioux City, IA	147

(1)         Represents television designated market areas according to the Nielsen Company.  The numbers in the column represent the ranking in terms of size of the DMA out of the 210 generally recognized DMAs in the United States.

Commenting on the transaction, David Smith, President and CEO of Sinclair, stated, “We are pleased to bring the TTBG stations into the Sinclair portfolio. They will complement the California properties we are acquiring from Fisher, as well as add to our Iowa presence and give us our first stations in Nebraska.  We welcome all of them to the Sinclair group.”

Including the TTBG station acquisitions, all previously announced acquisitions, and pro forma for expected synergies, the Company’s 2011 and 2012 net broadcast revenues would have been $1.371 billion and $1.582 billion, respectively.  The $115.35 million purchase price represents a 5.76x multiple of the average 2013-2016 cash flow including synergies and accounting for political fluctuations (6.3x odd years, 5.3x even years).

About Sinclair:

On a pro forma basis assuming consummation of the TTBG station acquisitions and all previously announced acquisitions, Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, will own and operate, program or provide sales services to 140 television stations in 72 markets.  Sinclair’s television group will reach approximately 34.8% of U.S. television households and will be affiliated with all major networks.  Sinclair’s television portfolio will include 32 FOX, 20 MNT, 23 CW, 19 ABC, 25 CBS, 14 NBC, 5 Univision, one Azteca and one independent station.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this release, include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, our ability to satisfy the closing conditions for the TTBG station acquisitions discussed in this release, our previously announced Barrington and Fisher acquisitions, and any required license asset third party transactions, including obtaining required governmental and shareholder approvals, our ability to successfully integrate the TTBG stations, Barrington and Fisher acquisitions and to maximize our operating synergies in connection therewith, successful execution of our small market strategy, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial markets, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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